Exhibit 99.1

For Release: IMMEDIATELY

Contact:	Stephen F. Carman, EVP Investor Relations on YNB’s website:	(609) 631-6222 or carmans@yanb.com www.ynb.com

YNB REPORTS RECORD FIRST QUARTER EARNINGS

Hamilton, N.J., April 21, 2005—Yardville National Bancorp (NASDAQ:YANB) today announced a 44.7 percent increase in net income earned during the first quarter of 2005 compared with the same period in 2004. For the quarter ended March 31, 2005, YNB’s net income was $5.6 million compared with $3.9 million earned in the first quarter of last year. Earnings per share also increased to $0.51 per diluted share, up 41.7 percent over the $0.36 per diluted share reported in the first quarter of 2004.

Improved earning asset yields, partially offset by a modestly higher cost of funds, resulted in a 26.2 percent increase in net interest income and a higher net interest margin. YNB’s first quarter net interest margin, on a tax equivalent basis, rose to 3.01 percent, compared with 2.69 percent for the same period in 2004. Gains in net interest income were partially offset by higher non-interest expenses and lower non-interest income.

Also contributing to the first quarter results were a lower provision for loan losses due to improved asset quality and significantly slower commercial loan growth in the first quarter of 2005 compared to the same quarter in 2004.

“We are seeing increased competition on the commercial lending side, but YNB is well-positioned in our marketplaces, and well-known to the business community,” noted YNB President and CEO Patrick M. Ryan. “Our business development officers are working diligently to broaden existing relationships as well as to attract new, high-quality borrowers in this challenging environment.”

YNB continued to add to its loan and deposit totals through the first quarter of 2005. Steady growth in commercial loans resulted in a 15.4 percent rise in total loans to $1.83 billion at March 31, 2005 from $1.58 billion at March 31, 2004, and overall loan quality remains satisfactory. Nonperforming assets decreased to $9.0 million, or 0.32 percent of total assets from $10.0 million, or 0.36 of total assets at December 31, 2004. In the three-month period ended March 31, 2005, YNB’s provision for loan losses was $1.5 million, compared with $2.5 million for the same period in 2004. At March 31, 2005, YNB’s allowance for loan losses was 1.16 percent of total loans, covering 236.8 percent of total nonperforming loans.

“Competition in the Central New Jersey marketplace is accelerating for deposits as well,” Mr. Ryan added, “but we believe the products and services we offer allow us to compete effectively in this environment. Following our retail strategy to bring our products and services to a larger audience should contribute to profitability and further enhance shareholder value,” Mr. Ryan concluded.

In the area of deposits, the Simply Better CheckingSM account that YNB first introduced in its Northern region in 2003 was rolled out in all of its markets during 2004, and was joined in 2005 by Simply Better SavingsSM, a companion product. Both have performed well, and contributed to

YNB’s deposit growth. YNB’s total deposits rose 14.1 percent to $1.84 billion at March 31, 2005 from $1.61 billion at the same date a year ago.

“Both our new products and expanding branch network help us to compete for lower cost core deposits – an essential component of our retail strategy,” explained F. Kevin Tylus, YNB Senior Executive Vice President and Chief Operating Officer. “YNB will open our Pennington Pointe branch in the second quarter, and we hope to have several other new branches up and running by the end of the year. We continue to look for opportunities to expand our geographic footprint,” he added. “In addition to our growth in current markets, we are exploring opportunities that enhance our presence in Middlesex and extend our network to the contiguous markets of Ocean and Monmouth Counties in New Jersey.”

YNB’s capital structure to support future growth remains solid. At March 31, 2005, YNB’s Tier 1 and risk based capital ratios exceeded those required by regulatory guidelines to be considered well-capitalized. Shareholders also continue to be well-rewarded, as February 2005 marked the 45th consecutive quarter that YNB paid a cash dividend.

YNB’s Chief Financial Officer Stephen F. Carman commented further on first quarter results. “Our net interest margin, on a tax equivalent basis, pushed above the 3.00 percent level for the first quarter,” he said. “We believed, as we entered 2005, that our balance sheet was well-positioned to perform better in a gradually increasing interest rate environment, and that certainly was the case in the first quarter. While encouraged by first quarter results, indications of slower commercial loan growth compared to last year, a flattening yield curve, and the aggressive pricing of deposits in our markets could impact the level of projected net interest margin improvement going forward. This could also affect our financial performance expectations for the remainder of 2005,” Mr. Carman noted.

As of March 31, 2005, YNB had $2.82 billion in assets, with twenty-three branches serving individuals and businesses in Mercer, Hunterdon, Somerset, Burlington and Middlesex Counties in New Jersey, and Bucks County, Pennsylvania. Located in the corridor between New York City and Philadelphia, YNB offers a broad range of lending, deposit and other financial products and services.

Note regarding forward-looking statements
This press release and other statements made from time to time by our management contain express and implied statements relating to our future financial condition, results of operations, plans, objectives, performance, and business, which are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These may include statements that relate to, among other things, profitability, liquidity, loan loss reserve adequacy, plans for growth, interest rate sensitivity, market risk, regulatory compliance, and financial and other goals. Actual results may differ materially from those expected or implied as a result of certain risks and uncertainties, including, but not limited to, the results of our efforts to implement our retail strategy, adverse changes in our loan portfolio and the resulting credit risk-related losses and expenses, interest rate fluctuations and other economic conditions, our ability to attract core deposits, continued relationships with major customers, competition in product offerings and product pricing, adverse changes in the economy that could increase credit-related losses and expenses, compliance with laws and regulatory requirements of federal and state agencies, other risks and uncertainties detailed from time to time in our filings with the SEC, as well as other risks and uncertainties detailed from time to time in statements made by our management.

Yardville National Bancorp
Summary of Financial Information
(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2005	2004
Stock Information:
Weighted average shares outstanding:
Basic	10,518	10,427
Diluted	10,976	10,800
Shares outstanding end of period	10,532	10,452
Earnings per share:
Basic	$0.53	$0.37
Diluted	0.51	0.36
Dividends paid per share	0.115	0.115
Book value per share	14.99	14.57
Tangible book value per share	14.82	14.39
Closing price per share	32.62	24.70
Closing price to tangible book value	220.11%	171.65%
Key Ratios:
Return on average assets	0.80%	0.62%
Return on average stockholders’ equity	14.05	10.48
Net interest margin	2.94	2.62
Net interest margin (tax equivalent) (1)	3.01	2.69
Efficiency ratio	54.95	56.77
Equity-to-assets at period end	5.60	5.91
Tier 1 leverage ratio (2)	7.81	7.69
Asset Quality Data:
Net loan charge-offs	$390	$1,583
Nonperforming assets as a percentage of total assets	0.32%	0.52%
Allowance for loan losses at period end as a percent of:
Total loans	1.16	1.15
Nonperforming loans	236.84	136.64
Nonperforming assets at period end:
Nonperforming loans	$8,962	$13,292
Other real estate	—	—

Total nonperforming assets	$8,962	$13,292

(1)	The net interest margin is equal to net interest income divided by average earning assets. In order to present pre-tax income and resultant yields on tax-exempt investments and loans on a basis comparable to those on taxable investments and loans, a tax equivalent adjustment is made to interest income. The tax equivalent adjustment has been computed using a Federal income tax rate of 35% and has the effect of increasing interest income by $468,000 and $410,000 for the three month periods ended March 31, 2005 and 2004, respectively.

(2)	Tier 1 leverage ratio is Tier 1 capital to adjusted average assets.

Yardville National Bancorp and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2005	2004

INTEREST INCOME:
Interest and fees on loans	$28,802	$23,099
Interest on deposits with banks	157	51
Interest on securities available for sale	9,016	8,165
Interest on investment securities:
Taxable	26	43
Exempt from Federal income tax	885	778
Interest on Federal funds sold	147	82

Total Interest Income	39,033	32,218

INTEREST EXPENSE:
Interest on savings account deposits	4,455	2,568
Interest on certificates of deposit of $100,000 or more	1,193	974
Interest on other time deposits	3,194	3,246
Interest on borrowed funds	9,220	8,874
Interest on subordinated debentures	1,107	810

Total Interest Expense	19,169	16,472

Net Interest Income	19,864	15,746
Less provision for loan losses	1,500	2,450

Net Interest Income After Provision for Loan Losses	18,364	13,296

NON-INTEREST INCOME:
Service charges on deposit accounts	661	863
Securities gains, net	193	586
Income on bank owned life insurance	443	486
Other non-interest income	420	439

Total Non-Interest Income	1,717	2,374

NON-INTEREST EXPENSE:
Salaries and employee benefits	6,829	5,832
Occupancy expense, net	1,189	1,090
Equipment expense	776	794
Other non-interest expense	3,064	2,571

Total Non-Interest Expense	11,858	10,287

Income before income tax expense	8,223	5,383
Income tax expense	2,610	1,505

Net Income	$5,613	$3,878

EARNINGS PER SHARE:
Basic	$0.53	$0.37
Diluted	0.51	0.36

Weighted average shares outstanding:
Basic	10,518	10,427
Diluted	10,976	10,800

Yardville National Bancorp and Subsidiaries
Consolidated Statements of Condition
(Unaudited)

	March 31,		Dec. 31,

(in thousands)	2005	2004	2004

Assets:
Cash and due from banks	$28,717	$25,498	$32,115
Federal funds sold	36,135	66,920	6,769

Cash and Cash Equivalents	64,852	92,418	38,884

Interest bearing deposits with banks	3,178	27,161	41,297
Securities available for sale	771,364	733,517	802,525
Investment securities	81,262	70,784	78,257
Loans	1,828,488	1,584,939	1,782,592
Less: Allowance for loan losses	(21,226)	(18,162)	(20,116)

Loans, net	1,807,262	1,566,777	1,762,476
Bank premises and equipment, net	10,399	11,438	10,431
Bank owned life insurance	44,945	43,289	44,501
Other assets	34,593	27,112	27,546

Total Assets	$2,817,855	$2,572,496	$2,805,917

Liabilities and Stockholders’ Equity:
Deposits
Non-interest bearing	$205,332	$179,697	$202,196
Interest bearing	1,636,913	1,435,151	1,607,808

Total Deposits	1,842,245	1,614,848	1,810,004

Borrowed funds
Securities sold under agreements to repurchase	10,000	10,000	10,000
Federal Home Loan Bank advances	722,000	726,000	742,000
Subordinated debentures	62,892	47,428	62,892
Obligation for Employee Stock Ownership Plan (ESOP)	283	660	377
Other	505	472	753

Total Borrowed Funds	795,680	784,560	816,022
Other liabilities	22,060	21,043	19,733

Total Liabilities	$2,659,985	$2,420,451	$2,645,759

Stockholders’ equity:
Common stock: no par value	92,050	90,335	91,658
Surplus	2,205	2,205	2,205
Undivided profits	74,264	58,829	69,860
Treasury stock, at cost	(3,160)	(3,160)	(3,160)
Unallocated ESOP shares	(283)	(660)	(377)
Accumulated other comprehensive (loss) income	(7,206)	4,496	(28)

Total Stockholders’ Equity	157,870	152,045	160,158

Total Liabilities and Stockholders’ Equity	$2,817,855	$2,572,496	$2,805,917

Financial Summary
Average Balances, Yields and Costs
(Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2005			March 31, 2004
			Average			Average
	Average		Yield /	Average		Yield /
(in thousands)	Balance	Interest	Cost	Balance	Interest	Cost

INTEREST EARNING ASSETS:
Interest bearing deposits with banks	$25,430	$157	2.47%	$20,314	$51	1.00%
Federal funds sold	24,156	147	2.43	33,481	82	0.98
Securities	850,768	9,927	4.67	847,661	8,986	4.24
Loans (1)	1,798,947	28,802	6.40	1,502,125	23,099	6.15

Total interest earning assets	$2,699,301	$39,033	5.78%	$2,403,581	$32,218	5.36%

NON-INTEREST EARNING ASSETS:
Cash and due from banks	$30,888			$26,317
Allowance for loan losses	(20,575)			(17,656)
Premises and equipment, net	10,433			12,250
Other assets	75,546			68,309

Total non-interest earning assets	96,292			89,220

Total assets	$2,795,593			$2,492,801

INTEREST BEARING LIABILITIES:
Deposits:
Savings, money markets, and interest bearing demand	$978,068	$4,455	1.82%	$772,195	$2,568	1.33%
Certificates of deposit of $100,000 or more	169,060	1,193	2.82	151,340	974	2.57
Other time deposits	469,718	3,194	2.72	454,724	3,246	2.86

Total interest bearing deposits	1,616,846	8,842	2.19	1,378,259	6,788	1.97
Borrowed funds	734,259	9,220	5.02	737,624	8,874	4.81
Subordinated debentures	62,892	1,107	7.04	47,428	810	6.83

Total interest bearing liabilities	$2,413,997	$19,169	3.18%	$2,163,311	$16,472	3.05%

NON-INTEREST BEARING LIABILITIES:
Demand deposits	$198,985			$163,066
Other liabilities	22,807			18,395
Stockholders’ equity	159,804			148,029

Total non-interest bearing liabilities and stockholders’ equity	$381,596			$329,490

Total liabilities and stockholders’ equity	$2,795,593			$2,492,801

Interest rate spread (2)			2.60%			2.31%

Net interest income and margin (3)		$19,864	2.94%		$15,746	2.62%

Net interest income and margin (tax equivalent basis)(4)		$20,332	3.01%		$16,156	2.69%

(1)	Loan origination fees are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.

(2)	The interest rate spread is the difference between the average yield on interest earning assets and the average rate paid on interest bearing liabilities.

(3)	The net interest margin is equal to net interest income divided by average interest earning assets.

(4)	In order to present pre-tax income and resultant yields on tax-exempt investments and loans on a basis comparable to those on taxable investments and loans, a tax equivalent adjustment is made to interest income. The tax equivalent adjustment has been computed using a Federal income tax rate of 35% and has the effect of increasing interest income by $468,000 and $410,000 for the three month periods ended March 31, 2005 and 2004, respectively.